UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2006

Auxilium Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Valley Stream Parkway, Malvern, Pennsylvania	19355
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (484) 321-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Chief Executive Officer and President

On June 26, 2006, Auxilium Pharmaceuticals, Inc. (the “Company”) announced the appointment of Armando Anido as its Chief Executive Officer and President and as a member of the Company’s Board of Directors, effective July 17, 2006.

Mr. Anido, age 48, has over 25 years of biopharmaceutical commercialization experience. Most recently, he was the Executive Vice President, Sales and Marketing for MedImmune, Inc., a biotechnology company focused on developing and marketing products in the therapeutic areas of cancer, infectious disease and immune regulation, where he was responsible for worldwide commercialization of that company’s portfolio. Mr. Anido also served on MedImmune, Inc.’s Executive Committee and Product Development Committee. Prior to joining MedImmune, Inc. in 1999, Mr. Anido was with GlaxoWellcome, Inc. from 1995 to 1999, where he served as Vice President, Central Nervous System Marketing after joining GlaxoWellcome, Inc. as Director, HIV Marketing. Mr. Anido was employed by Lederle Labs from 1989 to 1995 in various commercial roles, culminating as Vice President, Anti-infectives. Mr. Anido currently serves as a director of Adolor Corporation (Nasdaq National Market: ADLR) and is a member of its Compensation Committee and Governance and Nominating Committee. Mr. Anido received his B.S. in Pharmacy and his M.B.A. in Marketing and Finance from West Virginia University.

The Company and Mr. Anido are currently discussing the terms of a potential employment agreement to be entered into by Mr. Anido and the Company. The Company will make all necessary disclosures with respect to any such agreement upon the conclusion of such discussions.

Departure of Chief Executive Officer, Interim President and Director

On June 26, 2006, the Company announced that Gerri A. Henwood will resign her positions as the Company’s Chief Executive Officer, Interim President, and member of the Company’s Board of Directors, such resignations to be effective July 17, 2006. Ms. Henwood’s resignations are not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. She will work closely with management and her successor, Mr. Anido, to ensure a smooth transition. As a result, the Company and Ms. Henwood currently are discussing the terms of a potential Separation Agreement and Consulting Agreement to be entered into by Ms. Henwood and the Company. The Company will make all necessary disclosures with respect to any such agreements upon the conclusion of such discussions.

Appointment to the Board of Directors

On June 26, 2006, the Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, voted to appoint Mr. Anido to serve as a member of the Company’s Board of Directors, effective upon Ms. Henwood’s resignation and his acceptance of the offer to serve as the Company’s Chief Executive Officer, President and member of the Company’s Board of Directors. On June 26, 2006, Ms. Henwood resigned her positions as the Company’s Chief Executive Officer, Interim President, and member of the Company’s Board of Directors, such resignations to be effective July 17, 2006, and Mr. Anido accepted the offer to serve as the Company’s Chief Executive Officer, President and member of the Company’s Board of Directors, effective July 17, 2006. Mr. Anido will fill the vacancy on the Company’s Board of Directors resulting from the resignation of Ms. Henwood and shall serve on the Company’s Board of Directors until the Company’s 2007 Annual Meeting of Stockholder or until his successor shall have been duly elected and qualified.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: June 26, 2006	By:	/s/ Jennifer Evans Stacey
	Name:	Jennifer Evans Stacey, Esq.
	Title:	Executive Vice President, General Counsel, Human Resources and Secretary